Exhibit (J)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 27, 2014 relating to the financial statements and financial highlights of Wisconsin Capital Funds, Inc., comprising the Plumb Balanced Fund and the Plumb Equity Fund (the “Funds”), for the year ended March 31, 2014, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

July 29, 2014